Exhibit 3.36

ARTICLES OF INCORPORATION

OF

VISUAL SYSTEMS, INC.

I, the undersigned, natural person of the age of Twenty-one (21) years or more, acting as incorporator of a corporation under the Wisconsin Business Corporation Law (Chapter 180 of the Wisconsin Statutes), adopt the following articles of incorporation for such corporation:

ARTICLE I.

The name of the corporation is:

VISUAL SYSTEMS, INC.

ARTICLE II.

The period of its existence shall be perpetual.

ARTICLE III.

PURPOSES

The purpose or purposes for which the corporation is organized shall be:

To engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, including in particular, but not by way of limitation, conducting research, designing and engaging in the manufacture, sale, rental or distribution of items of any kind or description relating to the dissemination of intelligence or impressions through the use of light and sight, and generally, or in anywise, dealing in real or personal property, or any interest therein, of whatsoever kind and description, and wheresoever situated, and to do any and all acts, or perform any services, or engage in any undertaking consistent with, or in any way related to the purposes hereinabove set forth, as now or hereafter authorized by law, for or conferred upon corporations by the laws of the State of Wisconsin.

ARTICLE IV.

CAPITAL STOCK

The aggregate number of shares which this corporation shall have authority to issue is Two Hundred Fifty (250) shares of common stock having a par value of One Hundred ($100.00) Dollars per share. Each holder of common stock shall be entitled to One (1) vote for each share of stock held and owned by him.

ARTICLE V.

The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is Five Hundred ($500.00) Dollars.

ARTICLE VI.

The address of the initial registered office of the corporation is Room 709, 152 West Wisconsin Avenue, Milwaukee 3, Wisconsin, and the name of its initial registered agent at such address is EARL L. MEIXNER.

ARTICLE VII.

DIRECTORS

The number of directors constituting the initial Board of Directors of the corporation shall be Three (3) in number, and thereafter the number of directors shall be such number (not less than three) as is fixed from time to time by the By-Laws.

The directors shall be chosen at such time and place as shall be provided by the By-Laws, and shall hold their offices for One (1) year, and until their respective successors are chosen. Members of the Board need not be stockholders.

The directors may fill any vacancies in the Board or other offices happening after any regular annual election until the next succeeding election. The Board of Directors may provide for the appointment of an Assistant Secretary and an Assistant Treasurer, and such additional officers and combine offices to the extent permitted by law as they may deem to be in the best interests of the corporation.

ARTICLE VIII.

OFFICERS

The general officers of said corporation shall be President, Vice-President Secretary and Treasurer, and shall be chosen by the directors from among their number and the stockholders in the manner and for the time prescribed by the By-Laws.

ARTICLE IX.

DUTIES OF OFFICERS

Section 1. President—Duties: The principal duties of the President shall be to preside at all meetings of the Board of Directors and of the stockholders, and to have the general supervision of the affairs of the corporation, and to sign and acknowledge all deeds and instruments for the transfer, conveyance or assignment of corporate property, and all other instruments, contracts and papers necessary or convenient in the transaction of corporate business.

Section 2. Vice-President—Duties: The principal duties of the Vice-President shall be to discharge the duties of the President in the event of the absence or disability, for any cause whatsoever, of the latter.

Section 3. Secretary—Duties: The principal duties of the Secretary shall be to countersign all deeds, leases and conveyances, and all other instruments executed by the corporation; to keep a record of the proceedings of the stockholders and of the Board of Directors; and to safely and systematically keep all books, papers, records and documents belonging to the corporation, or in anywise pertaining to the business thereof.

Section 4. Treasurer—Duties: The principal duties of the Treasurer shall be to keep and account for moneys, credits and property of the corporation, of any and every nature, which shall come into his hands; and to keep proper vouchers for any moneys disbursed; and to render such account, statement and inventory of money received and disbursed and money on hand, and generally of all matters pertaining to his office, and the financial affairs of the company as shall be required by the Board of Directors.

Section 5. Secretary-Treasurer—Duties: Whenever the Board of Directors may so order, the offices of Secretary and Treasurer and of President and Treasurer may be held by the same person.

Section 6. Additional Duties: Said officers shall perform such additional or different duties as shall from time to time be imposed or required by the Board of Directors, or as may be prescribed from time to time by the By-Laws; and any of the duties of the officers may be performed or executed by such officer or officers, or by such person or committee as the corporation may authorize.

ARTICLE X.

NAME OF INCORPORATOR

The name and address of the incorporator is:

EARL L. MEIXNER	152 West Wisconsin Avenue
Milwaukee 3, Wisconsin

Dated at Milwaukee, Wisconsin, this 17th day of May, 1962.

/s/ EARL L. MEIXNER
Earl L. Meixner

AMENDMENT

TO

ARTICLES

Resolved, That ARTICLE IV of the Articles of Incorporation of Visual Systems, Inc., be amended to read as follows:

“The aggregate number of voting shares which this corporation shall have authority to issue is Two Hundred Fifty (250) shares of common stock having a par value of One Hundred ($100.00) Dollars per share, and Two Thousand Five Hundred (2,500) shares of common stock with no par value, known as “Class B Common.” Each holder of voting common stock shall be entitled to One (1) vote for each share of stock held and owned by him. The aggregate number of non-voting shares which this corporation shall have authority to issue is One Thousand (1,000) shares of non-voting common stock with no par value, to be known as “Class C Common.” Each share of said Class C shares shall show, on the back of the certificate or attached to the certificate, the following restriction: ‘This stock may not be sold other than back to Visual Systems, Inc. at book value as determined by the most recent annual or semi-annual statement prior to said sale.’”

The undersigned officers of Visual Systems, Inc. certify:

1. The foregoing amendment of the articles of incorporation of said corporation was consented to in writing by the holders of all shares entitled to vote with respect to the subject matter of said amendment, duly signed by said shareholders or in their names by their duly authorized attorneys. (See instruction 2)

OR 2. The foregoing amendment of the articles of incorporation of said corporation was adopted by the shareholders on the 3rd day of January, 1967, by the following vote:

Class of Shares	Number of Shares outstanding	Number entitled to vote	Number voted
			For	Against
Common	250	250	250	—

Preferred

3. (See instruction 6)

Dated and seal (if any) affixed this 31st day of May, 1967

/s/ JOHN S. WRIGHT
President
John S. Wright

/s/ C. DOUGLAS WRIGHT
Secretary
C. Douglas Wright

ARTICLES OF MERGER

OF

NEWBURG ACQUISITION, INC.

INTO

VISUAL SYSTEMS, INC.

THESE ARTICLES OF MERGER are made pursuant to Section 180.65 of the Wisconsin Business Corporation Law on this 25th day of January, 1985, by and between VISUAL SYSTEMS, INC., a Wisconsin corporation (the “Company”), and NEWBURG ACQUISITION, INC., a Wisconsin corporation (“Newburg”). The registered office of the Company is located in Milwaukee County. The registered office of Newburg is located in Milwaukee County.

ARTICLE I

Plan of Merger

The Plan of Merger required by the Wisconsin Business Corporation Law is the Plan of Merger attached hereto as Schedule A and by reference made a part hereof with the same force and effect as if herein set forth in full.

ARTICLE II

Capital Stock

(a) As to Newburg, the following table sets forth: (i) the number of shares of capital stock outstanding, there being only one class of shares outstanding; and (ii) the total affirmative number of votes requisite for the approval of the Plan of Merger:

Number of Shares Outstanding:	10
Requisite Number of Votes
Required for Approval:	6

(b) As to the Company, the following table sets forth: (i) the number of shares of capital stock outstanding, there being only two classes of shares outstanding; and (ii) the total affirmative number of votes required for the approval of the Plan of Merger:

	Class A Common Stock (par value)	Class B Common Stock (par value)
Number of Shares Outstanding:	250	40

Requisite Number of Votes
Required for Approval:	126	21

ARTICLE III

Voting of Stock

As to the Company and Newburg, the following table sets forth the number of shares that voted for and against the Plan of Merger:

	Company Class A	Company Class B	Newburg
Votes for the Plan of Merger	250	40	10

Votes Against the Plan of Merger	0	0	0

ARTICLE IV

As provided in the Plan of Merger, the Effective Time of the Merger shall be 9:00 a.m. on January 28, 1985.

IN WITNESS WHEREOF, each of the parties hereto have caused these Articles of Merger to be executed on its behalf and its corporate seal to be hereunto affixed, all on the day and year first above written.

VISUAL SYSTEMS, INC.

By:	/s/ JOHN S. WRIGHT
John S. Wright, President

Attest:	/s/ BARBARA WRIGHT
Barbara Wright, Secr.

NEWBURG ACQUISITION, INC.

By:	/s/ JOHN B. BURG
John B. Burg, President

Attest:	/s/ JANICE A. BURG
Janice A. Burg, Secr.

2

SCHEDULE A

PLAN OF MERGER

OF

NEWBURG ACQUISITION, INC.

INTO

VISUAL SYSTEMS, INC.

THIS PLAN OF MERGER (the “Plan of Merger”) is made as of this      day of January, 1985 by and between VISUAL SYSTEMS, INC., a Wisconsin corporation (the “Company”), and NEWBURG ACQUISITION, INC., a Wisconsin corporation (“Newburg”).

RECITALS

WHEREAS, the Company, Newburg, John B. Burg and John S. Wright are parties to an Agreement and Plan of Merger dated as of December 20, 1984 (the “Merger Agreement”) providing for, among other things, the merger of Newburg into the Company (the “Merger”); and

WHEREAS, all of the issued and outstanding shares of capital stock of Newburg are owned by John B. Burg; and

WHEREAS, the Board of Directors of Newburg has determined that it is advisable and generally to the advantage and welfare of Newburg and its shareholder, and the Board of Directors of the Company has determined that it is advisable and generally to the advantage and welfare of the Company and its shareholder, that Newburg be merged with and into the Company on the terms and conditions set forth in this Plan of Merger; and

WHEREAS, the respective shareholders of Newburg and the Company, by resolutions duly adopted, have approved and adopted this Plan of Merger;

NOW, THEREFORE, in consideration of the recitals and of the mutual provisions, agreements and covenants herein contained, Newburg and the Company hereby agree as follows:

ARTICLE I

Corporate Existence of the Surviving Corporation

At the Effective Time of the Merger, Newburg shall be merged with and into the Company which shall be the surviving corporation. The corporate identity, existence, purposes, powers, franchises, rights and immunities of the Company (hereinafter sometimes referred to as the “Surviving Corporation”) shall continue unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, franchises, rights and immunities of Newburg shall be merged into the Surviving Corporation and the Surviving Corporation shall be fully vested therewith. The separate existence of Newburg, except insofar as otherwise specifically provided by law, shall cease at the Effective Time of the Merger, whereupon Newburg and the Surviving Corporation shall be and become one single corporation.

ARTICLE II

Articles of Incorporation of Surviving Corporation

At the Effective Time of the Merger, the Articles of Incorporation as amended, of the Surviving Corporation shall continue to be its Articles of Incorporation from and after the Effective Time of the Merger until changed as provided by law.

ARTICLE III

Bylaws of Surviving Corporation

The Bylaws of Newburg as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with law.

ARTICLE IV

Directors and Officers of Surviving Corporation

The directors of the Surviving Corporation at and after the Effective Time of the Merger shall be:

John S. Wright

John B. Burg

Janice A. Burg

to hold office as provided in the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation at and after the Effective Time of the Merger shall be the officers of Newburg, to hold office in accordance with the Bylaws of the Surviving Corporation.

ARTICLE V

Conversion of Shares

The manner of converting the shares of each of Newburg and the Company shall be as follows:

(a) At the Effective Time of the Merger, each share of the capital stock of the Company issued and outstanding at the Effective Time of the Merger, and without any action on the part of the holder thereof, shall be converted into the right to receive, upon surrender of the certificate representing such share, cash in the amount of One Thousand Six Hundred Seventy-eight and 21/100 Dollars ($1,678.21) and a note in the amount of Three Hundred Seventy-nine and 31/100 Dollars ($379.31).

(b) At the Effective Time of the Merger, each share of the common stock of Newburg issued and outstanding at the Effective Time of the Merger, and without any action on the part of the holder thereof, shall be converted into one share of the Class A common stock of the Company.

ARTICLE VI

Effect of the Merger

At the Effective Time of the Merger, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of both the Company and Newburg, and all the rights, privileges, immunities, powers and franchises of both the Company and Newburg and all property, real, personal and mixed, tangible or intangible, and all debts due to both the Company and Newburg on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest, shall be thereafter as effectively the property of the Surviving Corporation as they were of both the Company and Newburg, and the title to or any interest in any real estate vested by deed or otherwise in both the Company and Newburg shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and liens upon any property of either the Company or Newburg shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Time of the Merger, and all debts, liabilities and duties of both the Company and Newburg, respectively, shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

ARTICLE VII

Effective Time of the Merger

The “Effective Time of the Merger” shall be at 9:00 a.m. on January 28, 1985.

ARTICLE VIII

Conditions and Termination

The conditions specified in Articles VI and VII of the Merger Agreement shall constitute conditions precedent to the obligations of the parties hereto as therein provided, and if by reason of the provisions of Articles VI and VII of the Merger Agreement either the Company or Newburg are not obligated to consummate the Merger contemplated by this Plan of Merger, then the party or parties not obligated may terminate this Plan of Merger prior to the Effective Time of the Merger by delivery to other party or parties of written notice of termination prior to the Effective Time of the Merger, and thereupon this Plan of Merger shall be terminated without further liability of any party in favor of the other except as provided in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties hereto have caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed, all on the day and year first above written.

VISUAL SYSTEMS, INC.

By:	/s/ JOHN S. WRIGHT
John S. Wright, President

Attest:	/S/ BARBARA WRIGHT
Barbara Wright, Secr.

NEWBURG ACQUISITION, INC.

By:	/s/ JOHN B. BURG
John B. Burg, President

Attest:	/s/ JANICE A. BURG
Janice A. Burg, Secr.

ARTICLES OF MERGER

RESOLVED, that Article IV of the Articles of Incorporation of Visual Systems, Inc. be and hereby is amended to read in its entirety as follows:

ARTICLE IV.

CAPITAL STOCK

A. Authorized Shares. The aggregate number of shares that this corporation shall have authority to issue is 95,000, divided into classes as follows:

(1) Class A Common Stock: 57,000 shares having a par value of $1.00 per share to be designated as Class A Common Stock:

(2) Class B Common Stock: 38,000 shares having a par value of $1.00 per share to be designated as Class B Common Stock.

Any and all such shares of Class A Common Stock and Class B Common Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the board of directors. Any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon. Class A Common Stock and Class B Common Stock shall be identical in all respects except that Class B Common Stock shall be nonvoting stock as set forth herein.

B. Voting. Except as otherwise provided by Chapter 180 of the Wisconsin Statutes, the holders of the Class A Common Stock shall have and possess the exclusive voting rights and powers regarding the management and affairs of this corporation. Each holder of the Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by him on the election of directors and all other matters submitted to a vote of shareholders.

FURTHER RESOLVED, that the officers of the corporation be and they hereby are authorized and directed to file Articles of Amendment with the Secretary of State of the State of Wisconsin effecting the amendment set forth above.

FURTHER RESOLVED, that each issued and outstanding share of the corporation’s Class A Stock be exchanged for 1.2 shares of new Class A Common Stock and .8 shares of new Class B Common Stock.

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

VISUAL SYSTEMS, INC.

ARTICLE I

The name of the Corporation is Visual Systems, Inc.

ARTICLE II

The amendment adopted relates to Article 4 as amended, of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”). After amendment, said Article 4 shall read in its entirety as follows:

ARTICLE IV

A. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 200,000, consisting of 100,000 shares of $.01 par value Class A Voting Common Stock and 100,000 shares of $.01 par value Class B Nonvoting Common Stock. Except for voting rights, the right and preferences of all classes of stock of the Corporation shall be equal. Furthermore, the Corporation may issue shares of Class B stock as a share dividend in respect of shares of Class A Stock.

B. Voting. The preferences, limitations, designations and relative rights of each class of stock shall be the same in all respects except that Class A Voting Common Stock shall have one vote per share and Class B. Nonvoting Common Stock shall not have any voting rights in the Corporation except those rights expressly required in Chapter 180, Wisconsin Statutes.

ARTICLE III

The foregoing amendment to the Articles of Incorporation was unanimously approved by the Board of Directors and the shareholders of the Corporation in accordance with section 180.1003 of the Wisconsin Statutes, on January 1, 2002.

Dated January 1, 2002.

VISUAL SYSTEMS, INC.

By:	/s/ JOHN B. BURG
John B. Burg, President

This document was drafted by Thomas A. Myers, Esq.

Please return this document to:

Lynn T. Werther, Paralegal

Reinhart Boerner Van Deuren s.c.

100 North Water Street, Suite 2100

Milwaukee, WI 53202